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                                                                    EXHIBIT 99.2


[VIROLOGIC LOGO]


FOR IMMEDIATE RELEASE                                      CONTACT:
MAY 3, 2004                                                Karen Wilson, CFO
                                                           (650) 624-4164
                                                           kwilson@virologic.com


            VIROLOGIC ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

             -- Company Reports 29 Percent Revenue Growth over First
              Quarter of 2003 and Generates Cash from Operations --

SOUTH SAN FRANCISCO, CALIF., May 3, 2004 -- ViroLogic, Inc. (NASDAQ: VLGC) today reported financial results for the three months ended March 31, 2004.

The Company reported revenue of $9.0 million for the first quarter of 2004, an increase of 29 percent over revenue of $7.0 million for the first quarter of 2003. The year-over-year growth was attributable to the Company's patient testing business, which rose to $5.8 million from $5.3 million in the first quarter of 2003, and its pharmaceutical business, which increased 128 percent to $2.9 million from $1.3 million for the same period in 2003.

Gross margin was 49 percent in the first quarter of 2004 compared to 42 percent reported during the same quarter last year. Gross margin improvement was driven by improved efficiencies in laboratory operations as well as an increased contribution from pharmaceutical revenues during the quarter. Operating costs and expenses for the first quarter of 2004 were $10.3 million, compared to $9.5 million for the same period in 2003, due to higher costs associated with increased sample volume and a charge of $0.4 million for the termination of the Company's lease for original laboratory and office space. This early termination enabled the Company to eliminate operating expenses related to this lease going forward and reduce its aggregate remaining obligation by approximately half.

Net loss for the first quarter of 2004, including the lease termination charge, was $1.2 million, or $0.02 per common share, compared to a net loss of $2.5 million, or $0.09 per common share, for the same period in 2003.

In the first quarter of 2004, the Company recorded stock dividends to preferred stockholders of $0.1 million, resulting in net loss applicable to common stockholders of $0.02 per common

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share. In the first quarter of 2003, the Company recorded a non-cash deemed dividend to preferred stockholders of $2.2 million resulting from a warrant exchange relating to the sale of Series C Convertible Preferred Stock, and recorded stock dividends to preferred stockholders of $0.5 million, resulting in net loss applicable to common stockholders of $0.18 per common share.

The Company generated cash from operations during the first quarter of 2004, and reported $10.3 million of cash, cash equivalents, short-term investments and restricted cash at March 31, 2004.

RECENT HIGHLIGHTS

         - Entered expanded distribution agreement with Quest Diagnostics under which Quest Diagnostics will make ViroLogic its preferred provider of HIV phenotypic testing. The agreement will increase access to the Company's line of phenotypic testing products, PhenoSense GT(TM) combination assay and PhenoSense(TM) HIV, throughout Quest Diagnostics' national network of laboratories, with more than 30 full-service regional laboratories in major metropolitan areas and nearly 2,000 conveniently located patient service centers, where patients' specimens are collected;

         - Launched VLink online reporting system offering a fast and convenient way for healthcare professionals to access patient test results via a secure Internet connection;

         - Presented 19 studies at the international retrovirus conference in February in San Francisco. Among the highlights were a study demonstrating the value of ViroLogic's Replication Capacity assay as a tool to predict HIV disease progression in untreated patients, studies exemplifying how its neutralization assay can be used to characterize targeted antibody responses which are relevant for vaccine development, and studies showing the Company's expanding capability to support the numerous biopharmaceutical companies now developing entry inhibitor drugs to treat HIV; and

         - Completed CLIA validation of ViroLogic's HIV-1 Co-receptor Tropism Assay for use in clinical trials. This newly developed assay accurately and reproducibly determines whether each patient virus uses the CCR5 and/or CXCR4 co-receptor to infect new cells. Consequently, it has become an important tool to identify patients who are most likely to respond to treatment with specific inhibitors of CCR5 or CXCR4 binding and monitor the emergence of viral variants throughout clinical trials.


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UPCOMING EVENTS

         - Presenting corporate overview at Deutsche Bank Health Care Conference, May 5 at 3:00 p.m. ET, in Baltimore, MD. An archived version of the presentation will be available at www.virologic.com;

         - Chairing panel entitled "Making Personalized Medicine a Reality" at BIO 2004 Annual International Convention on June 8 at 4:00 p.m. PT, in San Francisco, CA. See www.bio.org for more information; and

         - ViroLogic and its scientific and clinical collaborators will be presenting numerous studies regarding the benefits of its comprehensive array of drug resistance assays and database for patient management and drug development at the XIII International Workshop on HIV Drug Resistance, June 8-12, in the Canary Islands.

"We are pleased that our business is performing as expected this quarter and, for the first time, generated cash from operations," said Bill Young, Chairman and CEO of ViroLogic. "To further enhance our patient testing business in the future, we plan to increase access to our proprietary assays through expanded distribution channels, which was given a boost by our just-announced Quest Diagnostics agreement, and by continuing to make product enhancements. In addition, funds gained through government research grants will enable us to continue our R&D efforts to develop and introduce new products and demonstrate competitive advantages of our existing products."

CONFERENCE CALL DETAILS
ViroLogic will hold a conference call today at 5:00 p.m. ET to discuss its first quarter 2004 earnings results. The call will be hosted by Mr. Bill Young, Chairman & CEO of ViroLogic, Inc. To participate in the teleconference, please call 800-299-8538 fifteen minutes before the conference begins and ask to be connected to the ViroLogic teleconference. International callers please dial 617-786-2902. The call will also be web cast live at http://www.virologic.com/webcast.html. Please see web site for details.

ABOUT VIROLOGIC
ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company's products are designed to help doctors optimize treatment regimens that lead to better patient outcomes and reduced costs.


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ViroLogic's technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines targeted at emerging drug-resistant viruses. More information about the Company and its technology can be found on its web site at www.virologic.com.

Certain statements in this press release are forward-looking, including statements relating to expected reductions in lease obligations, the Company's distribution agreement with Quest Diagnostics and activities expected to occur in connection with that agreement, expected performance of the Company's HIV-1 Co-receptor Tropism Assay, the Company's participation in upcoming conferences, actions designed to continue the growth of patient testing revenue, anticipated growth in sales of testing products, and expected use of government research grants. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company's products may not perform in the same manner as indicated in this press release, whether ViroLogic successfully introduces new products, risks related to the implementation of the Company's distribution agreement with Quest, whether others introduce competitive products, the risk that the Company's products for patient testing may not continue to be accepted or that increased demand from drug development partners may not develop as anticipated, the risk that gross margins may not increase as expected, the risk that ViroLogic may not continue to realize anticipated benefits from its cost-cutting measures, the timing of pharmaceutical company clinical trials, whether payors will authorize reimbursement for its products, whether the FDA or any other agency will decide to regulate ViroLogic's products or services, whether the Company will encounter problems or delays in automating its processes, whether ViroLogic successfully introduces new products, whether others introduce competitive products, whether intellectual property underlying the Company's PhenoSense technology is adequate, whether licenses to third party technology will be available, whether ViroLogic is able to build brand loyalty and expand revenues, and whether ViroLogic will be able to raise sufficient capital when required. For a discussion of other factors that may cause ViroLogic's actual events to differ from those projected, please refer to the Company's most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.

                                      # # #


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                                 VIROLOGIC, INC.

                             SELECTED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          Three months ended
                                                               March 31,
                                                          2004           2003
                                                          ----           ----
                                                              (Unaudited)
STATEMENT OF OPERATIONS DATA:
Product revenue                                          $  8,640      $  6,551
Contract revenue (a)                                          382           417
                                                         --------      --------
Total revenue                                            $  9,022      $  6,968

Operating costs and expenses:
  Cost of product revenue                                   4,416         3,819
  Research and development                                  1,393         1,346
  Sales and marketing                                       1,958         1,842
  General and administrative                                2,080         2,466
  Lease termination charge                                    433            --
                                                         --------      --------
Total operating costs and expenses                         10,280         9,473
                                                         --------      --------
Operating loss                                             (1,258)       (2,505)
Interest income                                                21            37
Interest expense                                              (11)          (52)
Other income                                                   --            52
                                                         --------      --------
Net loss                                                   (1,248)       (2,468)
Deemed dividend to preferred stockholders                      --        (2,155)
Preferred stock dividend                                      (68)         (467)
                                                         --------      --------
Net loss applicable to common stockholders               $ (1,316)     $ (5,090)
                                                         ========      ========
BASIC AND DILUTED AMOUNTS PER COMMON SHARE:
Net loss                                                 $  (0.02)     $  (0.09)
Dividends to preferred stockholders                            --         (0.09)
                                                         --------      --------
Net loss applicable to common stockholders               $  (0.02)     $  (0.18)
                                                         ========      ========
Weighted average shares used in computing
basic and diluted net loss per common share                53,137        28,353

                                                                 March 31,      December 31,
                                                                   2004           2003 (b)
                                                                 ---------      ------------
                                                                (Unaudited)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments                 $ 9,484         $ 9,430
Accounts receivable, net                                            6,581           6,165
Working capital                                                    12,529          13,038
Restricted cash                                                       776             776
Total assets                                                       27,931          28,378
Long term capital lease obligations, less current portion              62              87
Redeemable convertible preferred stock (c)                          1,994           1,994
Total stockholders' equity (d)                                    $19,569         $20,587

(a) Contract revenue consists of NIH grants, commercial development and other revenue. The costs associated with contract revenue are included in research and development expenses.
(b) The balance sheet data is derived from audited financial statements for the year ended December 31, 2003, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
(c) As of March 31, 2004, there were 274 shares of Series A Redeemable Convertible Preferred Stock issued and outstanding, which were convertible into approximately 2.5 million shares of common stock.
(d) As of March 31, 2004, there were 53.4 million shares of common stock issued and outstanding. During 2003, all outstanding shares of Series C Convertible Preferred Stock were converted into common stock.


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